UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

June 18, 2010

Paladin Realty Income Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-51860	20-0378980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Blvd., Suite 1400, Los Angeles, California 90024

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 996-8704

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The annual meeting of stockholders of Paladin Realty Income Properties, Inc. was held on June 18, 2010 (the “2010 Annual Meeting”). The matter submitted to the stockholders for a vote was the election of seven directors to hold office until the annual meeting of stockholders held in 2011 and until their successors are elected and qualify. The nominees submitted for election as directors were James R. Worms, Michael B. Lenard, John A. Gerson, Harold H. Greene, Harvey Lenkin, Michael L. Meyer and Christopher H. Volk.

The following are the voting results with respect to the election of directors.

Name of Director	For	Withhold
James R. Worms	2,363,733	45,583
Michael B. Lenard	2,359,283	50,033
John A. Gerson	2,363,733	45,583
Harold H. Greene	2,355,475	53,841
Harvey Lenkin	2,359,925	49,391
Michael L. Meyer	2,355,475	53,841
Christopher H. Volk	2,364,733	44,583

All of the nominees were elected to serve as directors until the annual meeting of stockholders held in 2011 and until their successors are elected and qualify.

Item 8.01.	Other Events.

On June 21, 2010, the dividend committee of the board of directors of Paladin Realty Income Properties, Inc. declared cash distributions for the month of July 2010. The declared distributions will be calculated based on stockholders of record each day during such month at a rate of $0.0016438 per day and will equal a daily amount that, if paid each day for a 365-day period, would equal a 6.0% annualized rate based on a share price of $10.00. These distributions will be aggregated and paid in cash on August 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALADIN REALTY INCOME PROPERTIES, INC.

Date: June 23, 2010	By:	/S/ JOHN A. GERSON
John A. Gerson
Chief Financial Officer